Certificate of the Secretary

of

Fenimore Asset Management Trust

I, Michael F. Balboa, Secretary of Fenimore Asset Management Trust (the “Trust”), hereby certify that the following is a true and correct copy of certain resolutions duly adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, at a meeting held on November 10, 2016, and I further certify that said resolutions are in full force and effect in all respects:

RESOLVED, that upon due consideration of all relevant factors, including, but not limited to, the value of the aggregate assets of FAM Value Fund and FAM Equity-Income Fund, and FAM Small Cap Fund (the “Funds”), the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the portfolio securities of the Funds, the form of the joint insured fidelity bond (the “Bond”) presented to this meeting and filed with the minutes hereof, and the amount thereof, is determined to be reasonable and is hereby approved; and it is

FURTHER RESOLVED, that upon taking into consideration all relevant factors, including, but not limited to, the amount of the Bond and the amount of the premium for the Bond, the number of other parties named as insureds, the nature of the business activities of such other parties, the ratable allocation of the premium among such other parties and the extent to which the share of the premium allocated to the Funds is less than or equal to the premium the Funds would have had to pay for a single insured bond, the portion of the total premium allocated to the Funds, for the current period, payable for coverage as described in the preceding resolution, be, and it hereby is, approved and the payment of such premium by an officer of the Funds be, and it hereby is, authorized, and any previously paid premiums be, and they hereby are, ratified; and it is

FURTHER RESOLVED, that the Secretary of the Funds be, and hereby is, designated as the officer directed to make the filings and to give the notices required of the Funds by Rule 17g-1 under the Investment Company Act of 1940.

Dated: March 1, 2017	Michael F. Balboa
Secretary